AMENDMENT NO. 6

TO INVESTMENT ADVISORY AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Asset Management, LLC (“TAM”) hereby agree that, with respect to the Investment Advisory Agreement dated May 2, 2016, as amended, between TCF and TAM (the “Agreement”), effective February 28, 2023, the “Thrivent Core Mid Cap Value Fund” shall be deemed a “Fund” under the terms of the Agreement. A revised Exhibit A is attached hereto.

THRIVENT CORE FUNDS

By:	/s/ David S. Royal

David S. Royal
President and Chief Investment Officer

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Jeffrey D. Cloutier

Jeffrey D. Cloutier

Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

TO

THRIVENT CORE FUNDS INVESTMENT ADVISORY AGREEMENT

Dated February 28, 2023

1.	Thrivent Core Short-Term Reserve Fund (effective May 2, 2016)
2.	Thrivent Core Emerging Markets Debt Fund (effective September 5, 2017)
3.	Thrivent Core International Equity Fund (effective November 10, 2017)
4.	Thrivent Core Low Volatility Equity Fund (effective February 28, 2018)
5.	Thrivent Core Emerging Markets Equity Fund (effective January 31, 2020)
6.	Thrivent Core Small Cap Value Fund (effective February 28, 2022)
7.	Thrivent Core Mid Cap Value Fund (effective February 28, 2023)